Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: July 23, 2015

Boise Cascade Company Reports 2015 Second Quarter Net Income of
$20.2 Million on Sales of $955.4 Million

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported net income of $20.2 million, or $0.51 per share, on sales of $955.4 million for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

	2Q 2015	2Q 2014	% change

	(thousands, except per-share data and percentages)

Consolidated Results
Sales	$955,397	$961,187	(1)%
Net income	20,230	26,418	(23)%
Net income per common share - diluted	0.51	0.67	(24)%
EBITDA[1]	50,681	58,652	(14)%
Segment Results
Wood Products sales	$339,869	$351,011	(3)%
Wood Products EBITDA[1]	34,053	41,257	(17)%
Building Materials Distribution sales	762,078	758,375	—%
Building Materials Distribution EBITDA[1]	22,450	21,795	3%
Corporate EBITDA[1]	(5,822)	(4,400)	(32)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In second quarter 2015, total and single-family U.S. housing starts increased approximately 16% and 12%, respectively, from the same period last year. The July 2015 Blue Chip consensus forecast for 2015 reflects 1.11 million total U.S. housing starts, an 11% expected increase from 2014 levels. At that level, total housing starts would remain below the historical average for the last 20 years of approximately 1.3 million starts per year.

"Building Materials Distribution (BMD) performed better this quarter as commodity prices stabilized and gross margins improved; however, sales volumes in April and May were disappointing, partially due to unusually wet weather in Texas and the Southeast. June sales and earnings results for BMD were much stronger. Wood Products’ performance was negatively impacted by lower lumber prices and operating challenges at our North and South Carolina plywood operations during the quarter. We were able to make good progress on the start-up of the new dryer at our South Carolina operation in June after working through construction and installation issues in April and May. I am pleased by the way our other Wood Products regions performed during the quarter. We continue to believe the demand for new residential construction will be modestly higher in the second half of 2015, which should benefit both of our businesses,” commented Tom Corrick, CEO.

Wood Products

Sales, including sales to BMD, decreased $11.1 million, or 3%, to $339.9 million for the three months ended June 30, 2015, from $351.0 million for the three months ended June 30, 2014. The decrease in sales was driven primarily by decreases in plywood sales volumes and lumber sales prices of 5% and 16%, respectively. These decreases were offset partially by a sales price increase of 3% in I-joists. Sales volumes of I-joists, LVL, and lumber, as well as plywood and LVL sales prices, were relatively flat compared with the three months ended June 30, 2014.

Wood Products EBITDA decreased $7.2 million to $34.1 million for the three months ended June 30, 2015, from $41.3 million for the three months ended June 30, 2014. The decline in EBITDA was due primarily to lower lumber sales prices, as well as higher per-unit labor and other manufacturing costs due to lower plywood sales volumes, offset partially by higher I-joist sales prices.

Building Materials Distribution

Sales increased $3.7 million to $762.1 million for the three months ended June 30, 2015, from $758.4 million for the three months ended June 30, 2014. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume increases of 3%, offset by a decrease in sales prices of 3%. By product line, commodity sales decreased 7%, general line product sales increased 10%, and sales of engineered wood products (substantially all of which are sourced through our Wood Products segment) increased 2%.

BMD EBITDA increased $0.7 million to $22.5 million for the three months ended June 30, 2015, from $21.8 million for the three months ended June 30, 2014. The increase in EBITDA was driven primarily by a higher gross margin of $1.6 million, offset partially by increased selling and distribution expenses of $0.9 million.

Corporate and Other

Segment EBITDA was negative $5.9 million for the three months ended June 30, 2015, an increase of $1.4 million, from negative $4.4 million for the three months ended June 30, 2014. Beginning in first quarter 2015, all pension expense is reported in our Corporate and Other segment. We reported $0.8 million of pension expense in second quarter 2015 which drove the negative variance in Corporate and Other. For comparison, pension expense was less than $0.1 million in second quarter 2014, most of which was recorded in Wood Products and BMD.

Balance Sheet

Boise Cascade ended the second quarter with $194.9 million of cash and cash equivalents and $314.7 million of undrawn committed bank line availability, for total available liquidity of $509.6 million. The Company reported $351.3 million of outstanding debt at June 30, 2015.

In May, the Company amended its bank credit facility to add a $50 million seven-year term loan and extend the maturity of the $350 million revolving credit component of the facility to April 30, 2020. Proceeds from the term loan were used to fund a $40 million discretionary contribution to the Company’s pension plan, with the remaining proceeds used for general corporate purposes.

During second quarter 2015, the Company repurchased 175,085 shares of its common stock for $6.1 million. In July, the Company repurchased an additional 58,661 shares for $2.0 million.

Outlook

We expect to experience modest demand growth for the products we manufacture and distribute during the balance of 2015 and remain optimistic that the overall improvement in demand for our products will continue as housing recovers to historic trend levels. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand improves further. Composite structural panel and lumber prices have been historically volatile and future commodity product pricing could be volatile in response to industry capacity restarts and operating rates, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns.

About Boise Cascade

Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Thursday, July 23, at 11 a.m. Eastern, at which time we will review the Company's second quarter.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 855-209-5834 (international callers should dial 315-625-6883), participant passcode 80898677, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Thursday, July 23, at 2 p.m. Eastern through Thursday, July 30, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 80898677.

Basis of Presentation

We refer to the term EBITDA in this earnings release as a supplemental measure of our performance and liquidity that is not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income or segment income has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are "forward looking" within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2015	June 30
	2015	2014		2015	2014

Sales	$955,397	$961,187	$809,903	$1,765,300	$1,728,367

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	824,583	823,532	705,039	1,529,622	1,496,140
Depreciation and amortization	13,281	12,482	13,587	26,868	24,802
Selling and distribution expenses	68,254	67,181	61,880	130,134	126,111
General and administrative expenses	12,018	11,925	12,008	24,026	22,590
Other (income) expense, net	(98)	163	(299)	(397)	(1,737)
	918,038	915,283	792,215	1,710,253	1,667,906

Income from operations	37,359	45,904	17,688	55,047	60,461

Foreign currency exchange gain (loss)	41	266	(107)	(66)	177
Interest expense	(5,591)	(5,519)	(5,481)	(11,072)	(11,031)
Interest income	58	53	90	148	123
	(5,492)	(5,200)	(5,498)	(10,990)	(10,731)

Income before income taxes	31,867	40,704	12,190	44,057	49,730
Income tax provision	(11,637)	(14,286)	(4,573)	(16,210)	(17,747)
Net income	$20,230	$26,418	$7,617	$27,847	$31,983

Weighted average common shares outstanding:
Basic	39,494	39,420	39,498	39,496	39,399
Diluted	39,600	39,463	39,622	39,604	39,458

Net income per common share:
Basic	$0.51	$0.67	$0.19	$0.71	$0.81
Diluted	$0.51	$0.67	$0.19	$0.70	$0.81

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2015	June 30
	2015	2014		2015	2014

Segment sales	$339,869	$351,011	$309,316	$649,185	$644,285

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	296,276	299,993	268,420	564,696	560,856
Depreciation and amortization	10,341	10,044	10,791	21,132	20,024
Selling and distribution expenses	7,030	7,146	6,675	13,705	13,884
General and administrative expenses	2,514	2,418	2,512	5,026	5,067
Other (income) expense, net	(4)	197	22	18	194
	316,157	319,798	288,420	604,577	600,025

Segment income	$23,712	$31,213	$20,896	$44,608	$44,260

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.2%	85.5%	86.8%	87.0%	87.1%
Depreciation and amortization	3.0%	2.9%	3.5%	3.3%	3.1%
Selling and distribution expenses	2.1%	2.0%	2.2%	2.1%	2.2%
General and administrative expenses	0.7%	0.7%	0.8%	0.8%	0.8%
Other (income) expense, net	—%	0.1%	—%	—%	—%
	93.0%	91.1%	93.2%	93.1%	93.1%

Segment income	7.0%	8.9%	6.8%	6.9%	6.9%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2015	June 30
	2015	2014		2015	2014

Segment sales	$762,078	$758,375	$622,905	$1,384,983	$1,343,905

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	674,503	672,355	558,361	1,232,864	1,195,699
Depreciation and amortization	2,874	2,394	2,739	5,613	4,701
Selling and distribution expenses	60,910	60,035	54,650	115,560	112,227
General and administrative expenses	4,311	4,232	3,928	8,239	7,998
Other (income) expense, net	(96)	(42)	(119)	(215)	(1,982)
	742,502	738,974	619,559	1,362,061	1,318,643

Segment income	$19,576	$19,401	$3,346	$22,922	$25,262

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.5%	88.7%	89.6%	89.0%	89.0%
Depreciation and amortization	0.4%	0.3%	0.4%	0.4%	0.3%
Selling and distribution expenses	8.0%	7.9%	8.8%	8.3%	8.4%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	(0.1)%
	97.4%	97.4%	99.5%	98.3%	98.1%

Segment income	2.6%	2.6%	0.5%	1.7%	1.9%

Segment Information
(unaudited, in thousands)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2015	June 30
	2015	2014		2015	2014
Segment sales
Wood Products	$339,869	$351,011	$309,316	$649,185	$644,285
Building Materials Distribution	762,078	758,375	622,905	1,384,983	1,343,905
Intersegment eliminations	(146,550)	(148,199)	(122,318)	(268,868)	(259,823)
	$955,397	$961,187	$809,903	$1,765,300	$1,728,367

Segment income (loss)
Wood Products	$23,712	$31,213	$20,896	$44,608	$44,260
Building Materials Distribution	19,576	19,401	3,346	22,922	25,262
Corporate and Other (b)	(5,888)	(4,444)	(6,661)	(12,549)	(8,884)
	37,400	46,170	17,581	54,981	60,638

Interest expense	(5,591)	(5,519)	(5,481)	(11,072)	(11,031)
Interest income	58	53	90	148	123
Income before income taxes	$31,867	$40,704	$12,190	$44,057	$49,730

EBITDA (a)
Wood Products	$34,053	$41,257	$31,687	$65,740	$64,284
Building Materials Distribution	22,450	21,795	6,085	28,535	29,963
Corporate and Other (b)	(5,822)	(4,400)	(6,604)	(12,426)	(8,807)
	$50,681	$58,652	$31,168	$81,849	$85,440

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2015	December 31, 2014

ASSETS

Current
Cash and cash equivalents	$194,927	$163,549
Receivables
Trade, less allowances of $1,694 and $2,062	236,515	172,314
Related parties	487	821
Other	5,329	7,311
Inventories	415,114	394,461
Deferred income taxes	19,292	20,311
Prepaid expenses and other	10,189	14,857
Total current assets	881,853	773,624

Property and equipment, net	374,013	368,128
Timber deposits	12,568	13,819
Deferred financing costs	7,199	7,149
Goodwill	21,823	21,823
Intangible assets, net	10,137	10,183
Deferred income taxes	—	16,684
Other assets	10,851	9,075
Total assets	$1,318,444	$1,220,485

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	June 30, 2015	December 31, 2014

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$238,312	$150,693
Related parties	3,445	1,743
Accrued liabilities
Compensation and benefits	48,038	66,170
Interest payable	3,375	3,298
Other	39,573	33,286
Total current liabilities	332,743	255,190

Debt
Long-term debt	351,312	301,415

Other
Compensation and benefits	84,783	156,218
Other long-term liabilities	19,005	15,274
	103,788	171,492

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,400 and 43,282 shares issued, respectively	434	433
Treasury Stock, 4,039 and 3,864 shares at cost, respectively	(106,109)	(100,000)
Additional paid-in capital	505,188	502,739
Accumulated other comprehensive loss	(87,473)	(101,498)
Retained earnings	218,561	190,714
Total stockholders' equity	530,601	492,388
Total liabilities and stockholders' equity	$1,318,444	$1,220,485

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended
	June 30
	2015	2014
Cash provided by (used for) operations
Net income	$27,847	$31,983
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	27,638	25,616
Stock-based compensation	2,898	2,310
Pension expense	2,881	357
Deferred income taxes	7,187	2,721
Other	(622)	(1,729)
Decrease (increase) in working capital
Receivables	(61,885)	(65,953)
Inventories	(20,653)	(27,206)
Prepaid expenses and other	(3,375)	(3,424)
Accounts payable and accrued liabilities	78,457	58,393
Pension contributions	(53,203)	(780)
Income taxes payable	14,499	10,993
Other	(1,954)	(3,956)
Net cash provided by operations	19,715	29,325

Cash provided by (used for) investment
Expenditures for property and equipment	(31,433)	(21,971)
Proceeds from sales of assets	263	4,669
Net cash used for investment	(31,170)	(17,302)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	50,000	57,600
Payments on revolving credit facility	—	(57,600)
Treasury stock purchased	(6,109)	—
Financing costs	(655)	(11)
Other	(403)	(342)
Net cash provided by (used for) financing	42,833	(353)

Net increase in cash and cash equivalents	31,378	11,670

Balance at beginning of the period	163,549	118,249

Balance at end of the period	$194,927	$129,919

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2014 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended June 30, 2015 and 2014, and March 31, 2015, and the six months ended June 30, 2015 and 2014:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2015	June 30
	2015	2014		2015	2014

	(unaudited, in thousands)

Net income	$20,230	$26,418	$7,617	$27,847	$31,983
Interest expense	5,591	5,519	5,481	11,072	11,031
Interest income	(58)	(53)	(90)	(148)	(123)
Income tax provision	11,637	14,286	4,573	16,210	17,747
Depreciation and amortization	13,281	12,482	13,587	26,868	24,802
EBITDA	$50,681	$58,652	$31,168	$81,849	$85,440

The following table reconciles segment income (loss) to EBITDA for the three months ended June 30, 2015 and 2014, and March 31, 2015, and the six months ended June 30, 2015 and 2014:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2015	June 30
	2015	2014		2015	2014

	(unaudited, in thousands)
Wood Products
Segment income	$23,712	$31,213	$20,896	$44,608	$44,260
Depreciation and amortization	10,341	10,044	10,791	21,132	20,024
EBITDA	34,053	41,257	31,687	65,740	64,284

Building Materials Distribution
Segment income	19,576	19,401	3,346	22,922	25,262
Depreciation and amortization	2,874	2,394	2,739	5,613	4,701
EBITDA	22,450	21,795	6,085	28,535	29,963

Corporate and Other
Segment loss	(5,888)	(4,444)	(6,661)	(12,549)	(8,884)
Depreciation and amortization	66	44	57	123	77
EBITDA	(5,822)	(4,400)	(6,604)	(12,426)	(8,807)

Total Company EBITDA	$50,681	$58,652	$31,168	$81,849	$85,440

(b)
Prior to first quarter 2015, pension expense (which is primarily comprised of interest cost, expected return on plan assets, and amortization of actuarial losses) was recorded in each of our segments based on the associated individual employee roles and responsibilities. However, pension benefits are frozen for most employees and only a small number of hourly employees continue to accrue benefits. Therefore, management believes that recording pension expense in the Corporate and Other segment provides a clearer view of segment operating performance. In first quarter 2015, we made a change in our segment measurement method by recording all pension expense to the Corporate and Other segment. This change in measurement only impacts our segment disclosures, and thus it has no impact on our overall consolidated financial statements. Historical segment income (loss) and EBITDA have not been recast. For the three and six months ended June 30, 2014, less than $0.1 million and $0.2 million, respectively, of pension expense was recorded in each of the Wood Products and Building Materials Distribution segments. Pension expense recorded in Corporate and Other was $0.8 million and $2.9 million, respectively, for the three and six months ended June 30, 2015, compared with less than $0.1 million for each of the three and six months ended June 30, 2014.